Exhibit 2.3

                            ASSET PURCHASE AGREEMENT


            This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of November 6, 2003 by and among OPTIGENEX INC., a Delaware corporation ("Buyer" or "OPTIGENEX"), CampaMed LLC, a limited liability company organized under the laws of the State of New Jersey (the "Company" or the "Seller"), and Pero Family Limited Partnership, a limited partnership organized under the laws of the State of Vermont ("Pero Partnership"), Ronald W. Pero ("Pero" and together with Pero Partnership, the "Pero Parties"), Michael W. Moers ("Moers"), Gerald E. Morris ("Morris"), Oxigene Inc. ("Oxigene"), E. Gerald Kay ("Kay"), Allen Williams ("Williams") and Anthony Worth ("Worth", with each of Pero, Moers, Morris, Oxigene, Kay, Williams and Worth sometimes referred to herein individually as an "Interestholder" and collectively as the "Interestholders"; and with Seller and the Interestholders sometimes collectively referred to herein as the "Transferors").

            WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, certain of the assets used in connection with Seller's nutritional supplements and other health care related products business (the "Business"), upon the terms and subject to the conditions herein contained;

            WHEREAS, the Interestholders (Pero Partnership being the member of record in respect of the Pero Parties) own, of record and beneficially all of the equity interests of Seller; and

            WHEREAS, the Transferors agree to take all such further action necessary to effectuate the transfer of the Acquired Assets (as defined below) to Buyer;

            NOW, THEREFORE, in consideration of and reliance upon the representations, warranties, covenants and conditions herein contained, the parties hereto hereby agree as follows:

      1. TRANSFER AND ACQUISITION OF ASSETS.

            1.1 Transfer of Assets.

            Simultaneously with the execution and delivery of this Agreement, and subject to the terms and conditions of this Agreement and for the consideration set forth herein, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall acquire from Seller, free and clear of all Liens (as hereinafter defined) all of the following assets of the Seller (collectively, the "Acquired Assets"), wherever located:

      (a) Intellectual Property. All patents, trade names, trademarks, trade dress rights, service marks and copyrights (including any registration and applications for registration thereof) listed on Schedule 1.1(a) attached hereto (whether in use, under development or design, or inactive), as well as (i) all inventions, all improvements thereto, and all domestic and foreign patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof and all know-how; (ii) all domestic and foreign trademarks (including but not limited to, the trademarks "C-MED-100"; "C-Med 1"; "Nicoplex"; and "Thiol"), service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all domestic and foreign copyrightable works (to the extent assignable), works of authorship (to the extent assignable), all copyrights, and all applications, registrations, renewals and derivative works in connection therewith, including but not limited to, all promotional materials and rights in publications (including without limitation Herbarium), seminars, and programs;
(iv) all domestic and foreign trade secrets; (v) all domestic and foreign computer software, database rights, electronic codes, formats, designs, and technology; and (vi) all other intellectual property rights of any kind (all of the intellectual property rights referred to in this Section 1.1(a), the "Intellectual Property").

      (b) Contracts. All rights of Seller in and under the contracts (collectively, "Contracts"), listed on Schedule 1.1(b) attached hereto;

      (c) Fixed Assets. All fixed assets and personal property located at the premises of Laboratorio Centroflora Ltda. in Brazil, a list of which fixed assets and personal property is attached hereto as Schedule 1.1(c);

      (d) Goodwill. All goodwill associated with the Business and the Acquired Assets, including without limitation the exclusive right of Buyer to represent itself as carrying on the Business under the names "C-MED-100", "C-Med 1", "Nicoplex", and "Thiol" in succession to and to the exclusion of Seller (collectively, "Goodwill"); and

      1.2 Excluded Assets. All of the assets of the Seller that are not Acquired Assets are expressly excluded from the sale and purchase contemplated by this Agreement.

      1.3 Assumption of Liabilities. Simultaneously with the execution of this Agreement and on the terms and subject to the conditions set forth herein, the Buyer shall assume and agree to perform and discharge only the obligations of the Seller set forth on or in Schedule 1.3 and Schedule 1.1(b) hereof and shall assume, subject to the terms of a letter agreement of even date herewith by and between Buyer and Oxigene, Inc., Seller's obligations under Sections 3.1.A, 3.1.B and 3.1.C of the Asset Transfer and Exchange Agreement dated as of June 30, 2001 between CampaMed LLC and Oxigene, Inc.(the "Assumed Liabilities"). Buyer shall not assume, and shall not be liable or responsible for, any liabilities or obligations of Seller of any nature, whether known or unknown, fixed or contingent, accrued or unaccrued, in connection with the acquisition by Buyer of the Acquired Assets hereunder, other than the Assumed Liabilities. Seller shall remain liable and solely responsible for all liabilities and obligations of any kind whatsoever of the Seller, including but not limited to all claims and potential claims, accounts payable, salaries, wages, accrued benefits, taxes and any other liabilities and payments arising in connection with the operations of the Seller in respect of the Business or any act or omission of the Seller (including, without limitation, legal noncompliance or false claims), other than the Assumed Liabilities.

      1.4 Payments.

            1.4.1 In consideration for the Acquired Assets, the Buyer shall (i) issue to the members of Seller identified on Schedule 1.4.1(a) hereto on the date hereof an aggregate of 1,156,250 unregistered shares (the "Stock Consideration") of the common stock, par value $.01 (the "Common Stock") of the Buyer in the denominations set forth therein, which Stock Consideration shall constitute immediately following issuance an aggregate of 20% of the then outstanding Common Stock of the Company (it being agreed by the Company that said shares shall be afforded, for a period ending on the third anniversary of the date hereof no less favorable rights, and no more unfavorable obligations, in respect of the sale or registration thereof than is afforded by Buyer to Richard S. Serbin, ("Serbin"), individually, with respect to his shares of Common Stock); and (ii) pay to the Seller, an aggregate of $150,000 in cash, payable in three installments in accordance with the following schedule:

            (i) $50,000 on the date hereof (the "First Installment") payable in the form of a bank or cashiers check;

            (ii) $50,000 not later than forty-five days subsequent to the date hereof (the "Second Payment"); and

            (iii) $50,000 not later than ninety days subsequent to the date hereof (the "Final Payment").

The Second Payment and the Final Payment will be evidenced by a promissory note of Buyer in substantially the form of Exhibit A hereto (the "Note") secured by a personal guaranty by Serbin in the form of Exhibit B hereto (the "Guaranty").

Subject to the terms hereof, Buyer will make payments to Seller, ("Additional Payments") in an aggregate amount equal to 6% of the gross sales of any product containing C-MED-100, C-Med 1 and 10% of the gross sales of any bulk C-MED-100 and C-Med 1, until Additional Payments of $500,000 in the aggregate have been paid, it being agreed by Buyer that (i) Additional Payments due hereunder shall be paid on a quarterly basis within 45 days after the close of each calendar quarter and shall be accompanied by a written statement setting forth C-Med-100 and C-Med 1 sales information in respect of such quarter and (ii) Seller or its authorized certified public accountant shall have the right to examine the books, accounts and records of Buyer relating to C-Med-100 and C-Med 1 from time to time up to two times per year, at mutually agreed upon times and dates, to ensure that the Additional Payment statements are complete and that any Additional Payments due hereunder have been paid as required hereby. If (i) there is a final determination (in accordance with arbitration procedures similar in all respects to the arbitration procedures set forth in Section 7.6
(e) hereof regarding indemnification), which is then confirmed by a court of competent jurisdiction, that the amount of the Additional Payments for any quarterly period is understated by more than 7.5%; or (ii) the parties to this Agreement agree that the amount of the Additional Payments for any quarterly period is understated by more than 7.5%, then Buyer shall reimburse Seller for its reasonable auditing expenses incurred in reviewing the relevant books for such period.

      1.5 Seller Deliveries. Simultaneously with the execution and delivery of this Agreement, the Transferors shall deliver or cause to be delivered the following to Buyer against delivery of the items specified in Section 1.6:

            1.5.1 duly executed bill of sale, assignment and assumption in the form of Exhibit C hereto;

            1.5.2 assignments of all Contracts and Intellectual Property included in the Acquired Assets in the form of Exhibits D and E hereto, respectively;

            1.5.3 all third party consents, including, without limitation, consents from or, agreements with, (a) Pero, Pierre Apraxine, the Estate of John
B. Elliott, Anthony Christian Flood and Peter Koepke and (b) Oxigene, in form and substance reasonably satisfactory to Buyer necessary for consummation of the transactions contemplated hereby;

            1.5.4 a Stockholders Agreement between Buyer and Pero in a form satisfactory to Buyer; and

            1.5.5 all such other endorsements, assignments and other documents and instruments as shall be necessary to transfer to the Buyer good and marketable title to the Acquired Assets or as shall otherwise be reasonably requested by Buyer in order to effect the transactions contemplated hereby.

            1.5.6 the releases of any and all Liens on the Acquired Assets;

            1.5.7 an investment representation letter in the form of Exhibit F executed by each of the Interestholders;

            1.5.8 Simultaneously with such deliveries, Seller shall take such steps as are necessary to put Buyer in actual possession and control of the Acquired Assets.

      1.6 Buyer's Deliveries. Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver or cause to be delivered to (or pursuant to the instructions of) Seller the following against delivery of the items specified in Section 1.5 hereof:

            1.6.1 stock certificate(s) representing the aggregate Stock Consideration issued in the name of the persons named, and denominations listed, on Schedule 1.4.1 (a) and payment of the First Installment;

            1.6.2 the Note;

            1.6.3 the Guaranty;

            1.6.4 duly executed bill of sale, assignment and assumption in the form of Exhibit C hereto;

            1.6.5 assignment and assumption of all contracts included in the Acquired Assets in the form of Exhibit D hereto;

            1.6.6 a Stockholders Agreement between Buyer and Pero in a form satisfactory to Buyer; and

            1.6.7 all such other documents and instruments as shall be reasonably requested by Seller in order to effect the transactions contemplated hereby.

      2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE INTERESTHOLDERS.

            Each Interestholder (as to itself or himself and the Seller but not to any other Transferor), Pero (as to Ronald W. Pero, the Pero Partnership and Seller but not to any other Transferor) and the Seller (as to itself but not to any other Transferor) hereby represents and warrants to, and covenants with, Buyer that:

            2.1 Organization and Authority. The Company is duly organized, validly existing and in good standing under the laws of the state of New Jersey. The Company has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now being conducted and to own or hold under lease, and to perform all its obligations under the Contracts to which it is a party or by which it is bound. The Company has all necessary power to own and lease its properties and to carry on its business as now being conducted. The Transferors have the power to perform this Agreement. The Company is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Acquired Assets, on the Business or on the condition (financial or otherwise), prospects or results of operations or financial condition of the Company (a "Material Adverse Effect").

            2.2 Capitalization. Schedule 2.2 sets forth the entire authorized capitalization and the total number of issued and outstanding equity interests of the Company. All of the outstanding equity interests of the Company are owned, beneficially and of record, in the amounts listed on Schedule 2.2 and no equity interests of the Company are subject to, or have been issued in violation of, preemptive or similar rights. The Interestholders have good and marketable title to one hundred percent (100%) of the outstanding equity interests of the Company (as set forth on Schedule 2.2 for each of the respective Interestholders), free and clear of any Liens (as defined below) whatsoever. The Company has no other outstanding equity interests or other securities convertible into or exchangeable for equity interests in the Company, and the Company has no outstanding options, warrants or rights to subscribe for or to purchase its equity interests or securities convertible into or exchangeable for equity interests. The Company is not subject to any obligation (contingent or otherwise) to repurchase, acquire, redeem or otherwise acquire or retire any of its equity interests or any warrants, options or other rights to acquire its equity interests.

            2.3 Subsidiaries. The Company has no subsidiaries and the Company does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other corporation, trust, partnership, joint venture or other entity.

            2.4 Authority Relating to this Agreement; No Other Violation of Other Instruments.

                  2.4.1 The execution and delivery of this Agreement and the performance hereunder by the Transferors have been duly authorized by all necessary action (limited liability company, corporate or other), if any, on the part of the Company and such Interestholder, and no other proceedings on their part are necessary to authorize the execution, delivery and performance of this Agreement and other agreements contemplated hereby by such parties. Complete and correct copies of the limited liability company agreement, certificate of formation and any other charter or similar document adopted or filed in connection with the creation, formation or organization of Seller, as amended and as in effect as of the date hereof ("Organizational Documents") have previously been delivered to Buyer. This Agreement will constitute a legal, valid and binding obligation of the Transferors, enforceable against the Transferors in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

                  2.4.2 Neither the execution and delivery of this Agreement by the Transferors nor the performance hereof by the Transferors will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any federal, state, local or foreign court, administrative or regulatory agency or commission or other governmental authority or instrumentality (collectively, "Governmental Entities") now in effect applicable to the Transferors or the Acquired Assets; or (ii) conflict with, or result in (with or without the passage of time or the giving of notice or both) any breach of any of the terms, conditions and provisions of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any lien, charge, pledge, security interest, imperfection of title, claim or other encumbrance (each a "Lien" and collectively "Liens") upon any of the Acquired Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which any Transferor is a party or by which it or he or any of the Acquired Assets are bound; or (iii) violate or conflict with any provision of the Organizational Documents.

                  2.4.3 Except as set forth on Schedule 2.14 hereto, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained in order to permit the execution, delivery or performance of this Agreement by the Transferors, or the consummation of the transactions contemplated by this Agreement.

            2.5 Ownership and Delivery of Assets. A true and complete list of the Acquired Assets is annexed as Schedule 2.5 hereto. Seller is the true and lawful owner of the Acquired Assets and has all necessary power and authority to transfer the Acquired Assets to Buyer free and clear of all Liens. Upon delivery to Buyer on the date hereof of the bill of sale and other instruments of conveyance with respect to the Acquired Assets, Buyer will acquire good and marketable title to the Acquired Assets, free and clear of all Liens.

            2.6 Compliance with Law; Permits.

                  2.6.1 To the knowledge of the Transferors, the Business is being conducted in compliance in all material respects with all laws, statutes, ordinances, rules, regulations, requirements, judgments, orders and decrees (collectively, "Laws") of all Governmental Entities having jurisdiction over the Business, the Acquired Assets and the operations of the Business or otherwise applicable to or binding upon Seller or the Acquired Assets or Business. Neither the Seller nor any Interestholders has received written notification that any investigation or inquiry is being or has been conducted by any Governmental Entity with respect to Seller and, to the knowledge of the Transferors, (i) no such investigation or inquiry is threatened and (ii) to the knowledge of the Transferors, no fact exists or event or circumstance has occurred which would be reasonably likely to give rise to any such investigation or inquiry.

                  2.6.2 No permits, licenses, franchises, registrations, certificates, consents, approvals and authorizations by governmental or regulatory authorities or bodies ("Permits") relating to the Business and the Acquired Assets are necessary for the conduct of the Business.

            2.7 Personal Property. Seller has good title, free and clear of all Liens, to all equipment, other personal property thereof and all such personal property is conveyed to Buyer "as is".

            2.8 Intellectual Property.

            (a) There does not currently exist, and there has never existed, a legal entity named "CampaMed Inc." or "CampaMed Corporation," and all references (in any documents or otherwise) to such entities shall be deemed references to CampaMed Corp. for purposes of this Agreement and all appropriate documents, including appropriate Intellectual Property assignments, to be delivered or executed in accordance herewith. To the extent that any of the Intellectual Property, or the intellectual property rights used in, useful or related to the Intellectual Property or the Business, reside or are otherwise currently recorded in the names of "CampaMed Corporation", "CampaMed Inc.," and/or any Pero Party and/or any other person or entity related to Affiliated or associated with any Pero Party or M.W. International, Inc. (or any successor thereof), such rights shall be assigned to Buyer. Seller and each other Transferor covenant that it or he will, take (and will cause all Affiliates thereof to take) all actions necessary to assign to Buyer such Intellectual Property and record the rights to such Intellectual Property in Buyer's name, including, without limitation, executing and providing any affidavits, intermediate recordals, or additional explanations required by the respective government intellectual property offices worldwide to complete and record the transfer.

            (b) Seller now owns all right, title, and interest in and to, and has independently developed or otherwise has the full right or license to transfer in accordance with this Agreement, all Intellectual Property, free and clear of Liens. Seller, and any and all of its predecessors in interest (including, without limitation, CampaMed Inc., CampaMed Corp., CampaMed Corporation, the Pero Parties and any other person or entity related to, or Affiliated or associated with the Pero Parties and M.W. International, Inc. (or any successor thereof)) have taken all necessary and appropriate steps to protect, preserve, and maintain the secrecy and confidentiality of Seller's confidential information and to preserve and maintain all Seller's interests and proprietary rights in the Intellectual Property. Neither the consummation of this Agreement nor the transactions contemplated by this Agreement will result in any termination or any restriction (other than restrictions on persons other than Buyer arising from the grant of exclusive rights to Buyer) being imposed on any Intellectual Property and will not infringe the rights, including without limitation, intellectual property rights, of any person. To the knowledge of the Transferors, no claims have been asserted against any Transferor (or predecessor in interest) or any Affiliate thereof in a writing delivered to Seller or any Transferor by any person related to the use of any Intellectual Property, challenging or questioning the rights of Seller (or any predecessor in interest), including without limitation, intellectual property rights, title, or interest in or to or validity or effectiveness of any Intellectual Property, and to the knowledge of the Transferors, there is no basis for any such claim. There are no intellectual property rights used in, useful or related to the Intellectual Property or the Business that are not set forth on Schedule 1.1(a). There is no impediment at law or in equity to the ability of Seller, CampaMed Inc., CampaMed Corp., CampaMed Corporation, the Pero Parties or any other person or entity related to or Affiliated or associated with the Pero Parties and/or M.W. International, Inc. (or any successor thereof) to transfer the Intellectual Property to Buyer. All transfers of Intellectual Property to Buyer will be effected free and clear of any Liens and will be accompanied by appropriate transfer documents, including, without limitation, a Bill of Sale and Assignment in substantially the form of Exhibit C hereto and an Assignment of Intellectual Property in substantially the form of Exhibit E hereto. The Transferors will take all action necessary to effect the transfers of the Intellectual Property to Buyer, including the filing of all necessary documentation including, without limitation, executing and providing any affidavits, intermediate recordals, or additional explanations required by the respective government intellectual property offices worldwide to complete and record the transfers, in accordance with this Section 2.8. The respective Transferors have all requisite power and authority to take all actions required hereunder in connection with the transfers contemplated by this Section 2.8 and Section 5.4.

            2.8(A) Ownership of CampaMed Corp. The Pero Family Limited Partnership, a Vermont limited Partnership, acquired sole ownership of CampaMed Corp. as a result of its purchasing all of the shares of CampaMed Corp. stock held by various persons pursuant to a stock purchase agreement between Pero and the then owners of CampMed Corp. dated as of December 12, 1996, as amended as of November 19, 1997. Thereafter, the Pero Family Limited Partnership held all of the shares of CampaMed Corp. until certain of such shares were sold to, or additional shares of stock were issued to, other persons, all of whom became Interestholders in Seller and are parties to this Agreement (the "Other Stockholders");

            2.8(B) Transfer of the Assets of CampaMed Corp. Subsequent to the purchase of all of the shares of stock of CampaMed Corp. by the Pero Family Limited Partnership and any sales or issuances of stock of CampaMed Corp. to the Other Stockholders, all of the assets of CampaMed Corp. that are part of the Acquired Assets were transferred to Seller.

            2.8(C) Reinstatement of CampaMed Corp. On or about March 1, 2001, the charter of CampaMed Corp. was voided by the State of Delaware for failure to pay franchise taxes. As of September 25, 2003, CampaMed Corp. procured a restoration, renewal and revival of its Certificate of Incorporation (the "Restoration"). As a result of the Restoration, all of the transfers by CampaMed Corp. to CampaMed LLC on or after March 1, 2001 of any and all of the assets of CampaMed Corp. that are part of the Acquired Assets (the "CampaMed Corp. Assets") were and are valid and enforceable transfers. Seller is able to transfer and by this Agreement is hereby transferred to Buyer good and valid title to the CampaMed Corp. Assets, free and clear of any and all Liens.

            2.9 Litigation. Except as set forth on Schedule 2.9, there are no actions, suits, claims or proceedings pending against or, to the knowledge of the Transferors, threatened against Seller or the Business or any of the Acquired Assets, or any members or officers of the Company before any court or arbitrator or any other Governmental Entity and, to the knowledge of the Transferors, there is no valid basis for any such action, suit or proceeding. There is no judgment, decree or order against Seller or any members or officers of the Company that could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that has had or is reasonably likely to have a Material Adverse Effect.

            2.10 Personnel.

                  2.10.1 Employee Arrangements. Seller currently has (and, since its formation, it has had) no employees, consultants or independent contractors. There are no (i) union, collective bargaining, employment, management, termination and consulting agreements to which Seller is a party or is otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option, or similar, plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits to any person or entity.

                  2.10.2 ERISA. There is no "employee pension benefit plan", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, which is maintained by or for Seller and/or to which it contributes or is obligated or required to contribute.

            2.11 Insurance. Schedule 2.11 constitutes a list of all insurance policies and bonds, if any, in force with respect to Seller relating to the Business showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and (v) the termination date of the policy or bond. All such insurance policies and bonds are in full force and effect, and the insurance coverage provided by such policies and bonds is adequate for the conduct of the business conducted by Seller in accordance with good business practices.

            2.12 Certain Payments. Neither Seller, nor to the knowledge of the Transferors, any member, officer or agent of Seller, has made or caused to be made, directly or indirectly, the payment of any consideration whatsoever to any public official, candidate for public office, political party, or other third person in connection with the Business, or pertaining to Seller's relations with any client, customer, supplier, distributor, representative, agent or creditor, in contravention of the Laws of any applicable jurisdiction.


            2.13 Brokers and Finders. No Transferor has retained any broker or finder in connection with the transactions contemplated by this Agreement.

            2.14 Contracts.

                  Schedule 2.14 contains a complete and accurate list, and Seller has delivered to the Buyer true and complete copies (or forms thereof, where form agreements are used, provided that any and all material deviations or changes to the forms in any individual case are described on Schedule 2.14) of all Contracts.

                  Except as set forth on Schedule 2.14, all of the Contracts listed or required to be listed on Schedule 2.14 are in full force and effect and are valid and enforceable in all respects in accordance with their terms, and, to the knowledge of the Transferors, no event has occurred or circumstance exists that would give any person or entity (including the Company) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Contract.

                  There are no pending renegotiations of any of the Contracts listed or required to be listed on Schedule 2.14 and all new Contracts which are being actively negotiated and which would be required to be listed on Schedule
2.14 are so listed thereon.

                  Schedule 2.14 sets forth all filings, consents and approvals (the "Required Contract Consents") necessary, if any, to validly assign and transfer the Contracts included in the Acquired Assets to the Buyer. Except as set forth on Schedule 2.14, no filing, consent or approval is necessary to validly assign and transfer all of the Contracts included in the Acquired Assets to the Buyer and no such Contract is subject to termination, modification or acceleration as a result of the transactions contemplated hereby. Assuming receipt of the Required Contract Consents, all of the Contracts included in the Acquired Assets will remain in full force and effect upon the consummation of the transactions contemplated hereby.

                  Except as set forth in Schedule 2.14 attached hereto, neither Seller nor, to the knowledge of the Transferors, any other party to any of the Contracts is in default in performance of, or not in compliance with any material provisions of, such Contracts. Neither Seller nor any Interestholder has any knowledge of any intent by any other party not to perform its obligations under any such Contract. Assuming the Required Contract Consents are obtained, Seller has the right to assign all Contracts to Buyer pursuant to this Agreement and neither the assignment of such Contracts nor the consummation of the transactions contemplated by this Agreement permits any party to any such Contract to terminate or alter such Contract.

            2.15 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement to Buyer by Seller are and will be materially complete and correct.

            2.16 Clients, Suppliers and Distributors, Etc. Schedule 2.16 sets forth a complete and correct list, as of the date hereof, of the clients, customers and suppliers of the Company, and the distributors, representatives and agents for the sale of the products and services of the Business made during the two (2) most recently completed fiscal years of the Company and all distributors, representatives and agents to whom the Company has given any exclusive rights with respect to territories, products or services in connection with the Business, indicating in each case the existing contractual arrangements, if any, with such distributor, representative or agent.

            2.17 Affiliate Transactions. Schedule 2.17 sets forth the parties to, and the date, nature and amount of, each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the direct or indirect benefit of any Affiliate (as hereinafter defined) or former Affiliate of any Transferor ("Affiliate Transactions") since January 1, 2001. Except as set forth on Schedule 2.17, neither any Interestholder nor any officer, director, employee, member or Affiliate of any Transferor or any entity in which any such person or entity or individual is an officer, director, member or the owner of ten percent (10%) or more of the beneficial ownership interests, is a party to any Contract with the Company or has any interests in any property used by the Company or has any claim or right against the Company. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arm's-length negotiation, except as disclosed on Schedule
2.17. Except as set forth on Schedule 2.17, neither any Interestholder nor any Affiliates thereof has any direct or indirect interest in any competitor of the Company, except for ownership of less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. For purposes of this Agreement, "Affiliate" means, with respect to any person or entity: (i) any other person or entity directly or indirectly controlling, controlled by or under common control with the subject person or entity (including any partnership in which the subject person or entity serves as a general partner, any corporation in which the subject person or entity owns greater than 10% of the issued and outstanding voting capital stock or any limited liability company or joint venture in which the subject person or entity owns greater than 10% of the equity interests of such limited liability company or joint venture); (ii) any officer, director, trustee, member or general partner of the subject person or entity; (iii) any individual which is a spouse, descendant (natural and adopted) or ancestor (natural and adopted) of the subject person or entity, or
(iv) any person or entity in which more than 10% of the voting or beneficial interests are owned by a person or entity who has a relationship with the subject person or entity described in clause (i), (ii) or (iii) above; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by Contract or otherwise.

            2.18 Securities Act Representation. Each of the Interestholders is acquiring the Stock Consideration solely for investment purposes, with no intention of distributing or reselling any such stock or any interest therein. Each such Interestholder is aware that the Stock Consideration will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the Stock Consideration nor any interests therein may be sold, pledged, or otherwise transferred unless the Stock Consideration is registered under the Securities Act or qualifies for an exemption under the Securities Act. Each such Interestholder hereby consents that a legend shall be placed upon all certificates for the Stock Consideration providing substantially as follows:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

In addition, each Interestholder (i) further consents to stop transfer instructions being placed against all certificates representing the Stock Consideration, (ii) has had an opportunity to ask questions of OPTIGENEX or its management concerning OPTIGENEX and its financial condition and any such questions were answered to his complete satisfaction and (iii) has such expertise and knowledge in financial and business matters that he is capable of evaluating the merits and risks of an investment in OPTIGENEX.

      3. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PERO PARTIES. The Pero Parties hereby jointly and severally, represent and warrant to, and covenant with, Buyer that:

            3.1 To the knowledge of the Pero Parties, the Intellectual Property constitutes all of the patent rights, trademark rights and other intellectual property rights necessary or reasonably useful for the development, manufacture, use, exploitation, sale, export or import of Business products under the trademarks, C-Med-100, C-Med 1, Nicoplex and Thiol.

            3.2 Seller now owns all right, title and interest in and to all of the Intellectual Property, free of (i) any Liens; and (ii) any claims by the Pero Parties or any Affiliate thereof for any royalty or other payments. Any and all patents and applications filed regarding any compound derived, or ingredient isolated from that substance known as Cat's Claw or Una de Gato or Uncario Tomentosa (a "Cat's Claw Compound"), including without limitation that Cat's Claw Compound presently known as C-Med-100 (or C-Med 1), in Ronald W. Pero's or the Pero Partnership's name (or the name of an Affiliate of either such party) are hereby assigned to Buyer, free and clear of all Liens and without any claims against Seller or Buyer.

      4. REPRESENTATIONS AND WARRANTIES OF BUYER.

            Buyer hereby represents and warrants to Seller that:

            4.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into and perform this Agreement.

            4.2 Capitalization. Schedule 4.2 sets forth the entire authorized capitalization and the total number of issued and outstanding shares of Common Stock of Buyer. No Common Stock of the Buyer is subject to, or has been issued in violation of, preemptive or similar rights. Except as set forth on Schedule
4.2 hereto, Buyer has no outstanding Common Stock or other securities convertible into or exchangeable for Common Stock in the Buyer, and Buyer has no outstanding options, warrants, or rights to subscribe for or to purchase its Common Stock or securities convertible into or exchangeable for Common Stock. Buyer is not subject to any obligation (contingent or otherwise) to repurchase, acquire, redeem or otherwise acquire or retire any of its Common Stock or any warrants, options or other rights to acquire its Common Stock.

            4.3 Authority Relating to this Agreement, No Violation of Other Instruments.

                  4.3.1 The execution and delivery of this Agreement and the performance hereunder by Buyer have been duly authorized by all necessary corporate action on the part of Buyer and, assuming execution of this Agreement by the other parties hereto, this Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

                  4.3.2 Neither the execution of this Agreement nor the performance hereof by Buyer will: (i) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any Governmental Entity now in effect applicable to Buyer; (ii) conflict with, or result in (with or without the passage of time or the giving of notice or both) any breach of any of the terms, conditions and provisions of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien upon any of Buyer's assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound; or (iii) violate or conflict with any provisions of Buyer's Certificate of Incorporation or Bylaws.

                  4.3.3 Consents. No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Buyer in order to permit the execution, delivery or performance of this Agreement by Buyer, or the consummation of the transactions contemplated by this Agreement.

            4.4 Brokers and Finders. Neither Buyer nor any Interestholder, director, officer, employee or agent of Buyer has retained any broker or finder in connection with the transactions contemplated by this Agreement.

      5. ADDITIONAL COVENANTS; OTHER MATTERS.

            5.1 Confidentiality.

                  5.1.1 The Transferors each hereby covenant that, after the date hereof, it or he will not, without the prior written consent of Buyer, disclose to any person any Confidential Information relating to or concerning the Acquired Assets or the Business, except, as applicable, to its officers, directors, members, employees and representatives who need to know such information for purposes of taxes, accounting, pending litigation and other matters necessary in respect of Seller's ownership, prior to the date hereof, of the Acquired Assets or the Business. In the event that any Transferor is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any information relating to the Acquired Assets or the Business, the Transferors will provide Buyer with prompt notice of such request or demands or other similar process so that Buyer may seek an appropriate protective order.

            5.1.2 As used herein, the term "Confidential Information" shall mean, with respect to any person or entity, any and all information (oral and written), other than such information which can be shown to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as a result of a breach of the provisions of this Section 5.1, including, but not limited to, business secrets, techniques and know-how, and information relating to clients, customers and prospects, suppliers, distributors, representatives, pricing, costs, marketing, and selling and servicing.

      5.2 Mail; Payments.

      (a) Each of the Transferors authorizes and empowers Buyer on and after the date hereof to receive and open the mail and other communications received by Buyer relating to the Business, the Acquired Assets or Assumed Liabilities and to deal with the contents of such communications in any proper manner. The Transferors shall promptly deliver to Buyer any mail or other communication received by it or him after the date hereof pertaining to the operations of Buyer, the Business, the Acquired Assets or Assumed Liabilities. The Transferors shall promptly (but, in any event, not more than five business days after receipt thereof) pay or deliver to Buyer any cash or checks which have been mistakenly sent to it but which should properly have been sent to such other party.

      (b) Buyer shall promptly deliver to Seller's representative any mail or other communication received by it after the date hereof pertaining to assets other than the Acquired Assets or liabilities other than the Assumed Liabilities. Buyer shall promptly (but, in any event, not more than five business days after receipt thereof) pay or deliver to Seller's representative any cash or checks which have been mistakenly sent to it but which should properly have been sent to such other party

      5.3 Name Change. Except as otherwise consented to by the Buyer in writing, the Transferors shall not use, for any commercial activity or purpose, the name "CampaMed" or any name confusingly similar thereto.

      5.4 Further Assurances. After the date hereof, the Transferors shall from time to time, at the request of Buyer and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Acquired Assets and all other rights, properties and interests being transferred hereunder.

      5.5 Access to Records. (a) Subject to Section 1.3 hereof, for a period of at least three years from the date hereof, the Transferors, on the one hand, and Buyer, on the other hand, shall each retain or cause to be retained all agreements, documents, books, records and files in its possession or in the possession of any of their respective affiliates relating to the Business or the Acquired Assets (collectively, the "Records"). After the date hereof, upon reasonable advance notice given to the other party, the Transferors and Buyer shall each give, or cause to be given, to the representatives, employees, counsel and accountants of the other, access during normal business hours to the Records relating to periods prior to the date hereof, and shall permit such representatives to examine and copy such Records to the extent reasonably requested by the other party in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other valid business purposes; provided, however, that nothing herein shall obligate Buyer or the Transferors to (i) take any actions that would unreasonably disrupt the normal course of its business, (ii) violate the terms of any agreement to which it is a party or to which it or any of its assets is subject, or (iii) grant access to any of its proprietary, confidential or classified information without first obtaining undertakings as to confidentiality from the other party which are reasonably satisfactory to it.

      5.6 Public Announcements. The Seller's Representative (as defined in
Section 8.4, on the one hand, and the Buyer, on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and will not, except as may be required by any applicable law, issue any such public statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

      5.7 Notification of Certain Matters. Each of the parties hereto shall give prompt notice to the other of any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations and warranties or the conditions to the obligations of the parties hereunder.

      5.8 Irreparable Harm.

            (a) The Transferors agree that the covenants set forth in this Agreement are reasonable in both scope and duration. The Transferors acknowledge that monetary damages for a breach of these covenants are inadequate and that breach would irreparably harm Buyer. The Transferors, therefore, further agree that Buyer may enforce these covenants by obtaining an immediate injunction in a court of law or equity without the necessity of showing any actual damages and without the necessity of posting any bond. This right to injunctive relief is cumulative and in addition to all other remedies available to Buyer by reason of any breach.

            (b) Buyer agrees that the covenants set forth herein are reasonable in both scope and duration. Buyer acknowledges that monetary damages for a breach of these covenants are inadequate and that breach would irreparably harm Transferors. Buyer, therefore, further agrees that Transferors may enforce these covenants by obtaining an immediate injunction in a court of law or equity without the necessity of showing any actual damages and without the necessity of posting any bond. This right to injunctive relief is cumulative and in addition to all other remedies available to Transferors by reason of any breach.

            (c) In the event that any provision of these covenants is held, in whole or in part, to be invalid or unenforceable by reason of its scope and/or duration, such invalidity or unenforceability shall be limited to such provision and shall not affect any other portion of these covenants and the covenants shall be construed as if their scope of duration had been more narrowly drawn so as to be valid and enforceable.

      5.9 Consent of Managers and Members. Each of the managers and members of Seller expressly acknowledges, agrees and consents, in their respective capacities as managers and members, as the case may be, to the terms of this Agreement.

      6. CERTAIN TAX MATTERS.

            6.1 Transfer Taxes. Except for amounts which are being contested in good faith, Seller shall pay any and all transfer, stamp, conveyance, and other similar Taxes other than sales, use, recording and value-added taxes, which shall be paid for by Buyer imposed under any applicable Laws, associated with the transactions contemplated hereby, with respect to the acquisition and transfer of the Acquired Assets.

      7. SURVIVAL; INDEMNIFICATION.

            7.1 Survival. All representations and warranties made herein or in any instrument or other document delivered by or on behalf of any of the parties pursuant hereto, and all covenants and agreements contained herein (to the extent not required to be performed prior to the date hereof), shall survive until they expire and terminate on the date which is 18 months following the date hereof, except that the representations and warranties contained in Sections 2.1 (Organization and Authority), 2.2 (Capitalization), 2.5 (Ownership and Delivery of Assets), 2.7 (Personal Property), 2.8 (Intellectual Property) 2.8(A) (Ownership of CampaMed Corp.), 2.8(B) (Transfer of the Assets of CampaMed Corp.), 2.8(C) (Reinstatement of CampaMed Corp.), and 3.1 and 3.2 (Representations of the Pero Parties) shall survive indefinitely and the representations and warranties contained in Section 2.9 (Litigation) shall survive until expiration of the applicable statutes of limitations.

            7.2 Transferors' Indemnity. Each Transferor shall, jointly and severally, indemnify and hold harmless Buyer and each of its stockholders, officers, directors, employees, agents, successors and assigns ("Buyer Parties") from and against any and all losses, costs, expenses (including reasonable attorneys' fees), liabilities, claims, damages and judgments of every nature, including the cost of investigation and defense thereof ("Damages") which arise out of or based upon: (i) a material breach by such Transferor (or the Seller) of any representation or warranty made by it or him pursuant to this Agreement;
(ii) the material non-performance, partial or total, of any covenant made by such Transferor (or the Seller) pursuant to this Agreement or any other agreement or instrument delivered in connection with the transactions contemplated hereby; (iii) any obligations of the Seller or a Transferor relating to the Acquired Assets, which obligations arise from any event, occurrence or action occurring prior to the date hereof or from any failure of the Seller or such Transferor to act prior to the date hereof; (iv) any liabilities arising against or incurred by Buyer with respect to any bulk transfer hereunder or from any failure to comply with the applicable bulk sales or similar laws in connection with the transactions contemplated hereby and/or Seller's failure to discharge any claims of creditors; (v) events, circumstances or conditions described in certain proceedings entitled In Re Global Health Sciences, Inc. and its Related Entities, Debtors; The Global Health Sciences Creditor Trust, Plaintiff v. Ronald Pero, an individual; Michael Moers, an individual; Leo Cullen, an individual; MW International, Inc., a New Jersey corporation, CampaMed LLC, a limited liability corporation and Does. 1-20, defendants (Case Nos. SA 01-10663RA/ SA 01-10665-68 RA) in the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the "Litigation"); and/or (vi) any other liabilities of Seller which are not expressly included in the Assumed Liabilities.

            7.3 Buyer's Indemnity. Buyer shall indemnify and hold harmless Transferors and the successors and assigns thereof from and against any and all Damages, which arise out of or are based upon: (i) a material breach by Buyer of any representation or warranty made by Buyer pursuant to this Agreement; (ii) the material non-performance, partial or total, of any covenant made by Buyer pursuant to this Agreement; and/or (iii) any obligation relating to or affecting the business of Buyer or relating to the Acquired Assets and Assumed Liabilities, which obligations arise from any action of Buyer after the date hereof or from any failure of Buyer to act after the date hereof.

            7.4 Notice of Claim and Assumption of Defense. A party indemnified hereunder (an "Indemnified Party") shall give notice to each party extending indemnification hereunder (an "Indemnifying Party") promptly after the Indemnified Party has knowledge of any claim against the Indemnified Party or any Indemnifying Party as to which recovery may be sought against the Indemnifying Party because of the indemnity set forth in this Article 7, or of the commencement of any legal proceedings against the Indemnified Party as to such claim after the Indemnified Party has knowledge of such proceedings, whichever shall first occur, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. Failure by the Indemnified Party to so notify the Indemnifying Party promptly of a demand for indemnification pursuant to this Article 7 shall not preclude it from seeking indemnification pursuant to this Article 7 with respect to such claim unless such failure materially and adversely affects the Indemnifying Party. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend such action within twenty days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the Indemnified Party shall give to the Indemnifying Party information and assistance reasonably necessary to defend or settle such claim and any litigation arising therefrom. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment against the Indemnified Party (or settle any claim involving an admission of fault on the part of the Indemnified Party), except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld).

            In any case where the Indemnifying Party has assumed the defense thereof, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party.

            7.5 Settlement of Claim by an Indemnified Party. If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate (and to which the Indemnifying Party has consented, such consent not to be unreasonably withheld) and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall pay or, at the option of the Indemnified Party, promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation. If the Indemnifying Party shall assume the defense of any such claim or litigation resulting therefrom, and if the Indemnified Party shall settle such claim or litigation on terms which were not approved in writing by the Indemnifying Party, the Indemnified Party shall be deemed to have waived its right to indemnification from the Indemnifying Party pursuant to the terms of this Agreement.

            7.6 Certain Limitations.

            (a) The following limitations shall apply to the rights of indemnification set forth in this Article 7, as applicable: (i) the Buyer Parties shall not be entitled to recover under Article 7, including Section 7.2 from any Interestholder more than the aggregate of (x) the Value (as defined below) of the aggregate Stock Consideration; and (y) any cash payments received (or deemed received hereunder) by such Interestholder pursuant to Section 1.4.1, including any Additional Payments received (or deemed received hereunder) through the date of recovery (the "Total Cash Payments") (with the amount of the Total Cash Payments received or deemed received by each Interestholder to be deemed for purposes of this Section 7.6 to be the amount determined by multiplying the percentage next to such Interestholder's name in Schedule 1.4.1(b) by the Total Cash Payments); (ii) the liability of the Indemnifying Party shall be net of any insurance benefits received by the Indemnified Party and any tax benefits received by the Indemnified Party in respect of the loss giving rise to the claim for indemnification; (iii) the amount of Damages claimed as a subject of indemnification shall be limited to the actual dollar amount of such Damages and shall not include any multiple of earnings or consequential Damages suffered by the Indemnified Party (except for attorneys fees and costs); (iv) if the same set of facts or circumstances give rise to more than one breach, the Damages shall be limited as if there were only one breach (e.g. there will not be multiple recoveries for Damages based on one set of facts); and (v) the liability of each Transferor for any Damages shall be limited to (x) the percentage set forth by such Transferor's name on Schedule
2.2 multiplied by (y) the amount of such Damages, except no such limitation shall apply with respect to Damages that arise out of or are based upon: (a) a material breach by such Transferor or any representation or warranty made by it or him pursuant to this Agreement; (b) the material non-performance, partial or total, or any covenant made by such Transferor pursuant to this Agreement or any other agreement or instrument delivered in connection with the transactions contemplated hereby. For purposes of this Section 7.6, the Value will be $0.50 per share of Common Stock.

            (b) Notwithstanding anything contained herein (with the exception of recovery from the Pero Parties, which is addressed in Section 7.6 (c) below), and subject to the limitations set forth in Section 7.6(a), the Buyer shall have the right, upon notice to the applicable Indemnifying Party, to receive recovery for Damages hereunder from the following asset categories in the order stated below until each asset is completely exhausted with the Buyer entitled to continue to each subsequent asset category until such Damages are paid in full:

                        (i) Cash, if any, received, or deemed received, by such
                  Indemnifying Party as Additional Payments through the applicable date of indemnification;

                        (ii) Stock Consideration received, or deemed received,
                  by such Indemnifying Party with each share of Common Stock valued at $0.50 per share;

                        (iii) Cash, if any, received or deemed received, by such
                  Indemnifying Party from the Final Payment Note through the applicable date of indemnification;

                        (iv) Cash, if any, received, or deemed received, by such
                  Indemnifying Party from the Second Payment Note through the applicable date of indemnification; and

                        (v) Cash received from the First Installment.

            (c) Notwithstanding anything contained in the foregoing to the contrary, with respect to the Pero Parties, Buyer shall receive recovery for Damages from the Stock Consideration received by the Pero Parties with each share of Common Stock valued at $0.50 per share;

            (d) Notwithstanding anything contained in the foregoing to the contrary, no recipient of Stock Consideration under this Agreement may sell, transfer or convey any portion of the Stock Consideration received without providing to Buyer mutually acceptable assurances in respect of satisfaction of indemnification obligations;

            (e) Each and every controversy or claim arising out of or relating to indemnification for Damages pursuant to Article 7 of this Agreement, which the Indemnifying Party and the Indemnified Party (the "Parties") have not resolved, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association ("AAA") as modified by this Agreement. Each party shall select one arbitrator and the two such selected arbitrators shall select a third arbitrator (who shall not be appointed by the Parties) selected from the AAA. Judgment upon the award rendered in such arbitration shall be final and binding upon the Parties and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party and with the office of the AAA, located in Manhattan, New York, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall include appropriate copies of all documents on which the claims are based and a list of all persons who the party seeking arbitration will call as witnesses with respect to such claims. The arbitration shall take place in Manhattan, New York. This agreement to arbitrate may be specifically enforced by a court of competent jurisdiction under the applicable law of the State of New York pertaining to arbitrations. The arbitrator shall have the authority and jurisdiction to enter any pre-arbitration awards that would aid and assist the conduct of the arbitration or preserve the Parties' rights with respect to the arbitration as the arbitrator shall deem appropriate in his discretion. The award of the arbitrator shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrator with respect to each of the issues so submitted. The provisions of the Federal Rules of Civil Procedure relating to the right of discovery in civil actions shall be applicable to such arbitration proceedings except as modified by the terms of this Agreement. Within thirty (30) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrator its contemplated discovery plan outlining the desired documents to be produced, the depositions to be taken and any other discovery action sought in the arbitration proceeding. After a hearing, the arbitrator in an interim award shall fix the scope and content of each Party's discovery plan as the arbitrator deems appropriate. The arbitrator shall have the authority to modify, amend or change such interim award fixing the discovery plans of the Parties upon application by a Party, if good cause appears for doing so. The "Prevailing Party" as determined by the arbitrator shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs incurred in connection therewith and in the enforcement or collection of any judgment or award rendered therein. The "Prevailing Party" means the Party determined by the arbitrator to have most nearly prevailed, even if such Party does not prevail in all matters, or is not the Party in whose favor an award is rendered. Included within the cost recoverable pursuant to the terms of this Section shall be included service of process costs, filing fees, arbitration fees, arbitrators' fees, court and reporter costs, investigative costs, and expert witness fees. The award pursuant to such arbitration will be final, binding and conclusive.

            (f) The parties hereto acknowledge and confirm that the indemnification procedures described in this Article shall be the sole and exclusive remedies available to them for any breach or non-fulfillment of the representations, warranties, covenants, agreements and other provisions of this Agreement.

            7.7 Guaranty. Each Interestholder other than the Pero Parties (each, a "Guarantor" and collectively the "Guarantors") hereby unconditionally, irrevocably and absolutely guarantees to the Buyer, the collection in connection with the performance of all obligations of the Pero Parties under Sections 3.1 and 3.2 of this Agreement (the "Guaranteed Obligations") to the extent set forth in this Section, and as limited by Section 7.6; provided, however, that the obligations of such Guarantor or Guarantors under this Section 7.7 shall not exceed (a) the percentage set forth on Schedule 2.2 by his or its name multiplied by (b) the Guaranteed Obligations. Such guaranty will not terminate until the Guaranteed Obligations have been performed in full by the Pero Parties or performance has been waived by the Buyer.

                  Upon a determination made in accordance with arbitration procedures substantially the same as those set forth in Section 7.6 (e) hereof that any of the Pero Parties have not performed a Guaranteed Obligation (a "Determination"), and the confirmation of such Determination by a court of competent jurisdiction (a "Judgment"), the Buyer may seek payment for such failure from any of the Pero Parties upon such Judgment. In the event that after making a reasonable effort to collect payment based on the Judgment, the Judgment is returned unsatisfied, in whole or in part, Buyer may, at its option, proceed directly and at once, upon the giving of the notice required in Section
8.2 hereof, against each Guarantor, to collect and recover the full amount of his or her liability hereunder, or any portion thereof.

                  These guarantees are guarantees of collection (i.e., they are contingent upon first resorting to another source (in this case the Pero Parties)) and not guarantees of performance (i.e., a guarantee not contingent upon first resorting to another source). The obligations of the Guarantors hereunder are as surety only, and the Guarantors do not waive any legal obligation, duty or necessity for the Buyer to proceed first against the Pero Parties, as set forth above.

                  The obligations of the Guarantors hereunder shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Guarantors or any Transferor may have against the Buyer or any of its affiliates, except for those arising under this Agreement, and shall remain in full force and effect until all Guaranteed Obligations have been performed in full, without regard to (and shall not be released, discharged or in any way affected by), any circumstance or condition, except as set forth herein.

                  This guaranty is (i) a continuing guaranty and shall remain in full force and effect until all the Guaranteed Obligations have been satisfied in full, and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time any performance of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Buyer upon the insolvency, bankruptcy or reorganization of any of the Pero Parties or otherwise, all as though such performance had not been made. The obligations of the Guarantors shall not be impaired, diminished or discharged, in whole or in part, by any extension of time granted by the Buyer, by the release of any Guarantor, or by any act, omission, event or circumstance which might operate to discharge a Guarantor in whole or in part or which might operate as a defense, in whole or in part, to any obligation of a Guarantor or which might invalidate, in whole or in part, a guarantee.

                  Buyer may not pursue any of its rights or remedies hereunder against any Guarantor without concurrently pursuing its rights or remedies against each other Guarantor.

                  Pero shall indemnify and hold harmless the Guarantors and their successors and assigns from and against any and all Damages, which arise out of or are based upon the material non-performance, partial or total, of any covenant made by the Pero Parties pursuant to Sections 3.1 and 3.2 of this Agreement.

            7.8 Setoff.

            (a) In addition to all other rights and remedies Buyer may have, Buyer may set off any amount to which it may be entitled from any Transferor under this Section 7 (the "Retained Amount") against amounts payable to such Transferor, pursuant to this Agreement or the Notes, but only in accordance with the provisions of this Section 7.8. For purposes of this Section 7.8, each claim for which Buyer is entitled to setoff certain amounts in accordance with the previous sentence shall be referred to as a "Claim". Neither the exercise of, nor the failure to exercise such right to setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If a Claim arises hereunder, the following terms and conditions shall apply with regard to Buyer's setoff rights:

                  (i) If Buyer chooses to exercise its setoff rights, Buyer
            shall, instead of making payments due to any Transferor from time to time hereunder or under the Notes or otherwise, pay to Robinson Brog Leinwand Greene Genovese & Gluck P.C. to hold as escrow agent (the "Escrow Agent") cash in the amount of the Retained Amount, (each payment called an "Escrow Deposit" and the aggregate of all such payments, together with the interest earned thereon, less any payments from escrow, called the "Escrow Funds"), until there is a final determination, adjudication or settlement regarding the amount of Damages suffered by Buyer as a result of such Claim (the "Loss"). The Escrow Funds shall first be used to satisfy Buyer for the amount of the Loss. To the extent the amount of the Escrow Funds exceeds the amount of the Loss, such excess funds shall be delivered to the applicable Transferor or Transferors. If the Escrow Funds are less than the amount of the Loss, the entire amount of the Escrow Funds shall be returned to Buyer, and Buyer shall be entitled to any additional Damages in accordance with, and as limited by, this
            Article 7. All payments required pursuant to this Section shall be made by the Escrow Agent promptly, and in no event more than 10 days following receipt of the final determination, adjudication or settlement documents or other written instructions duly executed by the Parties.

            (b) The parties shall enter into an Escrow Agreement in the form annexed hereto as Exhibit G at the time of the first Escrow Deposit.

      8. MISCELLANEOUS.

            8.1 Expenses. Except as otherwise expressly provided herein, each party hereto will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred.

            8.2 Notices. In order to be effective, any notice or other communication required or permitted hereunder must be in writing and must be transmitted by personal delivery, reputable overnight courier service or certified mail (postage pre-paid, receipt requested), as follows:

If to Buyer:                        OPTIGENEX Inc.
                                    750 Lexington Avenue, 20th Floor
                                    New York, NY 10022
                                    Attn: Richard S. Serbin

with a copy to:                     Blank Rome LLP
                                    405 Lexington Avenue
                                    New York, New York 10174
                                    Attn:  Robert J. Mittman, Esq.

If to the Company:                  CampaMed LLC
                                    225 Long Avenue
                                    Hillside, New Jersey  07205
                                    Attn:  Gerald E. Morris
with a copy to:                     Robinson Brog Leinwand
                                    Greene Genovese & Gluck P.C.
                                    1345 Avenue of the Americas
                                    New York, New York  10105-0143
                                    Attn:  Avron I. Brog, Esq.

If to the Interestholders:          Pero Family Limited Partnership
                                    1651 Rupert Road
                                    Sandgate, VT 05250
                                    Attn:  Dr. Ronald W. Pero

                                    Ronald W. Pero
                                    1651 Rupert Road
                                    Sandgate, VT 05250

                                    Michael W. Moers
                                    200 Central Park South, #4E
                                    New York, NY  10019

                                    Gerald E. Morris
                                    437 Madison Avenue, 39th Floor
                                    New York, New York  10022

                                    Oxigene Inc.
                                    230 Third Avenue
                                    Waltham, MA 02451
                                    Attn: Fred Driscoll

                                    E. Gerald Kay
                                    3 Isabella Place
                                    Glen Rock, NJ  07452

                                    Allen Williams
                                    Flat 12, Rochford Lofts
                                    Pollards Close
                                    Rochford
                                    Essex, SS4 1GB

                                    Anthony Worth
                                    31 Edgecliff Road
                                    Montclaire, NJ  07043

or at such other address as the party shall designate in a written notice to the other parties hereto, given in accordance with this Section 8.2. All notices and other communications shall be effective (i) if delivered in person, when delivered; (ii) if sent by overnight courier, the next business day following the delivery thereof to such courier (or such later date as is demonstrated by a bona fide receipt therefor); or (iii) if sent by certified mail, three days after deposit in the mail.

            8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. This Agreement shall be binding upon and is solely for the benefit of each of the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            8.4 Seller's Representative. The Seller hereby appoints Gerald Morris to serve as its representative (the "Seller's Representative") for the purposes of this Purchase Agreement and the Escrow Agreement.

            8.5 Entire Agreement. This Agreement and any other agreements entered into between the parties pursuant to any provision hereof constitute and contain the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof.

            8.6 Amendment. This Agreement may be amended only by a writing signed by all of the parties hereto.

            8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed in the State of New York.

            8.8 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

            8.9 Headings. The headings contained herein have been inserted for the convenience of the parties, and shall not be used to determine the construction or interpretation of this Agreement.

            8.10 Counterparts. This Agreement may be executed in original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

            8.11 Counsel. The parties to this Agreement do further state that they have been represented by counsel of their own choice in arriving at this Agreement and that this Agreement represents the product of their negotiations.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                        OPTIGENEX INC.


                                        By:   /s/ Richard Serbin
                                              -------------------------------
                                              Name: Richard Serbin
                                              Title: President

                                        CAMPAMED LLC


                                        By:   /s/ Ronald W. Pero
                                              -------------------------------
                                              Name:  Ronald W. Pero
                                              Title:  Managing Member

                                        PERO FAMILY LIMITED PARTNERSHIP



                                        By:   /s/ Ronald W. Pero
                                              -------------------------------
                                              Name:  Ronald W. Pero
                                              Title:  General Partner

                                        /s/ Michael W. Moers
                                        -------------------------------
                                        Michael W. Moers


                                        /s/ Gerald E. Morris
                                        -------------------------------
                                        Gerald E. Morris


                                        OXIGENE INC.


                                        By: /s/ Frederick W. Driscoll
                                              Name:  Frederick W. Driscoll
                                              Title:

                                        /s/ E. Gerald Kay
                                        -------------------------------
                                        E. Gerald Kay

                                        /s/ Allen Williams
                                        -------------------------------
                                        Allen Williams


                                        /s/ Anthony Worth
                                        -------------------------------\
                                        Anthony Worth


                                        /s/ Ronald W. Pero
                                        -------------------------------
                                        Ronald W. Pero